SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 23, 2010

INVENTIV HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

                      0-30318                                                                                              52-2181734
                      (Commission File Number)                                                      (I.R.S. Employer Identification No.)

500 ATRIUM DRIVE
SOMERSET, NEW JERSEY 08873
(Address of Principal Executive offices) (Zip Code)

(800) 416-0555
(Registrant's Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if changed Since Last Report)

INVENTIV HEALTH, INC.
CURRENT REPORT ON FORM 8-K

Item 2.02. Results of Operations and Financial Condition.

On February 23, 2010, inVentiv Health, Inc. (the "Company"), issued a press release announcing its financial results for the three months ended and twelve months ended December 31, 2009. A copy of the Company’s press release is furnished herewith as Exhibit 99.1 hereto and is incorporated herein by reference.

The non-GAAP financial measures “adjusted operating income,” “adjusted net income attributable to inVentiv Health, Inc.” and “adjusted diluted EPS” discussed in the press release are related to the following three factors:

  Goodwill and Other Intangibles Impairment:  For the fourth quarter of 2008, the Company recorded a non-cash goodwill and other intangible asset impairment expense of $267.8 million ($177.8 million, net of taxes).  The Company previously performed the required annual testing of goodwill as of June 30, 2008.  The fourth quarter 2008 impairment charge was primarily driven by adverse economic and equity market conditions that caused a decrease in the current marketplace and related multiples and the Company’s stock price as of December 31, 2008 compared to the test performed as of June 30, 2008.  The Company conducted its annual assessment and concluded that the foregoing balances on the Company’s Consolidated Balance Sheet were not impaired as of June 30, 2009.
  Other than Temporary Impairment on Marketable Securities:  For the fourth quarter of 2009 and 2008, the Company recorded, a gain of $0.1 million ($0.1 million, net of taxes) and an impairment of $2.0 million ($1.2 million, net of taxes), respectively, related to an other than temporary impairment of the Company's Columbia Strategic Cash Portfolio (“CSCP”), which held certain asset-backed securities.  For 2009 and 2008, the Company recorded a gain of $0.4 million ($0.2 million, net of taxes) and an impairment of $2.6 million ($1.5 million, net of taxes), respectively, related to an other than temporary impairment for CSCP.  Consistent with the company's investment policy guidelines, the vast majority of holdings within CSCP had AAA/Aaa credit ratings at the time of purchase. With the liquidity issues experienced in the global credit and capital markets, the CSCP experienced other than temporary losses resulting in a change in the net asset value per share from its $1 par value.  The other than temporary impairment gain and loss were adjusted to exclude this benefit/charge for 2009 and 2008 results.  The CSCP balance was fully liquidated in December 2009.
  Derivative Interest: In October 2005, the Company engaged in an interest rate hedge of its $175 million term loan facility, which the Company did not designate for hedge accounting until July 2006.  In July 2006, the Company employed a hypothetical derivative model to assess ineffectiveness.   For the three-months ended December 31, 2008, the Company recorded $0.1 million of interest expense ($0.1 million, net of taxes) relating to the ineffectiveness of the hedge for the quarter.  For the twelve-months ended December 31, 2008, the Company recorded $1.1 million of interest expense ($0.7 million of interest expense, net of taxes), relating to the ineffectiveness of the hedge for the period.  Net interest expense was adjusted to exclude these adjustments in their respective periods.
The press release also contains the non-GAAP financial measure “Adjusted EBITDA”, which is defined as net income attributable to inVentiv Health, Inc. before taxes, interest, depreciation, amortization and the aforementioned adjustments.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. Management believes that the non-GAAP financial measures included in the exhibit, when shown in conjunction with the corresponding GAAP measures, is useful to investors for the reasons discussed above.  Management uses these non-GAAP financial measures in assessing the performance of the Company’s operations on a consistent basis from period to period.

Item 7.01. Regulation FD Disclosure.

Beginning on February 23, 2010, representatives of the Company intend to make certain disclosures on the Company's quarterly earnings call and in other forums, which may include investor conferences and presentations to analysts.  Such disclosures may include the information contained in Exhibit 99.2 attached to this Current Report on Form 8-K. The Company is furnishing the information contained in Exhibit 99.2 pursuant to Regulation FD.

The information contained in Exhibit 99.2 is summary information that is intended to be considered in the context of the Company's Securities and Exchange Commission (“SEC”) filings and other public announcements that the Company may make, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in Exhibit 99.2, although it may do so from time to time as its management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure. By furnishing the information in this Item 7.01 and in Exhibit 99.2, the Company makes no admission as to the materiality of any information contained herein or therein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press Release dated February 23, 2010.
Exhibit 99.2 Investor Deck dated February 24, 2010.

The information in this Current Report on Form 8-K, including the exhibits hereto, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, except as set forth with respect thereto in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVENTIV HEALTH, INC.

February 24, 2010
by           /s/ David Bassin
Name:  David Bassin
Title:  Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release of inVentiv Health, Inc. dated February 23, 2010
99.2	Investor Deck dated February 24, 2010